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                                                                       Exhibit 1


March 30, 2001



Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C.  20549

Re:      Callmate Telecom International, Inc.
         File Reference No. 000-27773

Dear SEC Representative:

We have read the statements regarding the recent change of auditors that we understand Callmate Telecom International, Inc. will include under Item 4 of the Form 8-K report it will file. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.

Very truly yours,


/s/ Pender Newkirk & Company
----------------------------
Pender Newkirk & Company
Certified Public Accountants

PNC/lsl